SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a) of the
                     Securities Exchange Act of 1934
                            (Amendment No. 2)

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                      Competitive Technologies, Inc.
            (Name of Registrant as Specified in Its Charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

COMPETITIVE
TECHNOLOGIES
1960 Bronson Road
P.O. Box 340
Fairfield, CT  06430

                                                 February 17, 1998

Dear Stockholder:

     Enclosed please find the Competitive Technologies, Inc.
1998 Proxy Statement.

     As many of you are aware, a Special Committee of the Board of Directors was formed in November 1997 to address issues raised by a group of stockholders. These issues included the size and make-up of the Company's Board of Directors and how the financial and other interests of management and the Board should be more closely aligned with those of our stockholders.

     The Special Committee did a thorough review of the issues raised and at our Board of Directors meeting on February 6, 1998, the Committee recommended a reconstituted slate of five directors, which was unanimously approved by the full Board. Robert H. Brown, Jr., Executive Vice President, Director of Corporate Finance with Dain Rauscher Incorporated, has been nominated to join Messrs. Bigar, Bolton, Sabin and myself on the new Board.

     Three of our present outside directors - Bruce Langton, H.S. Leahey and Harry Van Benschoten - will not be standing for reelection. We thank them for their many years of dedicated service to the Company. While Frank McPike also will not stand for reelection to the Board, he will continue as our Vice President, Finance and CFO.

     In addition to the slate of directors, there are several other proposals on the agenda that are important to our Company including an increase in the authorized number of common shares, authorization of undesignated preferred stock and the 1997 employee common stock option plan. All of these will provide your Board of Directors with tools that can help to maximize shareholder value.

     Together with the entire Board, I encourage all shareholders to vote affirmatively on the above proposals. If you are not able to attend our Annual Meeting on March 31, 1998, please complete, sign and mail your proxy today.

     Thank you for your continued support.

                                                 Very truly yours,

                                                 s/ George M. Stadler
                                                 George M. Stadler
                                                 President and CEO


203-255-6044
Fax: 203-254-1102
email: ctict@aol.com
www.cti.lehigh.edu